As filed with the Securities and Exchange Commission on May 26, 2006 Registration No. 333-______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

------------------------

PEACE ARCH ENTERTAINMENT GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Ontario, Canada	N/A
(State or Other Jurisdiction of Organization)	(IRS Employer Identification #)

124 MERTON STREET, SUITE 407

TORONTO, ONTARIO, M4S 2Z2, CANADA

 (Address of principal executive offices)

SHARE OPTION PLAN (AMENDED AS OF FEBRUARY 8, 2006)

(Full Title of the Plan)

NATIONAL REGISTERED AGENTS, INC.

1090 VERMONT AVENUE, NW, STE. 910

WASHINGTON, D.C. 20005

(Name, address and telephone number of agent for service)

with copy to:

JOHN M. IINO, ESQ.

REED SMITH LLP

1901 AVENUE OF THE STARS, SUITE 700

LOS ANGELES, CALIFORNIA 90067

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, without par value	4,586,154	$1.139	$5,223,629.41	$556.40

(1)

This Registration Statement covers, in addition to the number of the Registrant’s Common Shares, no par value, stated above, options and other rights to purchase or acquire the Common Shares covered by the Prospectus and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Peace Arch Entertainment Group Inc. Share Option Plan (Amended as of February 8, 2006) (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, based on the average of the high and low prices of a Common Share as reported on the American Stock Exchange on May 24, 2006, a date within five business days of the filing of this Registration Statement.

TABLE OF CONTENTS

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Item 2. Registrant Information and Employee Plan Annual Information.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Item 4. Description of Securities.

Item 5. Interests of Named Experts and Counsel.

Item 6. Indemnification of Directors and Officers.

Item 7. Exemption from Registration Claimed.

Item 8. Exhibits.

Item 9. Undertakings

SIGNATURES

INDEX TO EXHIBITS

Exhibit 4.11

Exhibit 5.1

Exhibit 23.1

PART I.  INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

Item 1.

Plan Information.

The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

Item 2.

Registrant Information and Employee Plan Information.

The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Peace Arch Entertainment Group Inc., an Ontario corporation (the “Company”), are incorporated by reference herein and shall be deemed a part hereof:

(a)

the Company’s annual report on Form 20-F for the fiscal year ended August 31, 2005;

(b)

the Company’s reports of foreign issuer on Form 6-K dated October 26, 2005, November 4, 2005, November 4, 2005, November 8, 2005, November 15, 2005, November 15, 2005, December 1, 2005, December 5, 2005, December 15, 2005, January 9, 2006, January 9, 2006, January 17, 2006, January 17, 2006, January 17, 2006, January 19, 2006, January 20, 2006, January 24, 2006, February 2, 2006, February 3, 2006, February 9, 2006, February 17, 2006, April 5, 2006, April 10, 2006, April 18, 2006, April 18, 2006, April 20, 2006, April 21, 2006, April 27, 2006, April 28, 2006, May 1, 2006, May 5, 2006, May 8, 2006, May 9, 2006, May 11, 2006, May 12, 2006, May 15, 2006, May 16, 2006, May 23, 2006, May 24, 2006, and May 25, 2006; and

(c)

the description of the Company’s common shares contained in its registration statement filed under the Securities Exchange Act of 1934 (the “Exchange Act”) on Form 8-A on March 11, 2004 (Commission File No. 001-15131), as amended on Form 8-A/A on September 13, 2004, and any further amendment or report filed for the purposes of updating such description.

In addition, all other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, and any Form 6-K during such period or portions thereof that are identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to collectively as the “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained therein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

The validity of the Common Shares being registered pursuant hereto has been passed upon by Richard K. Watson, Lawyer. Mr. Watson is a director of the Company and a member of each of the Company’s Executive/Corporate Governance Committee and the Company’s Greenlight Committee.  Mr. Watson beneficially owns 1,250,000 Common Shares of the Company and options to purchase up to 75,000 Common Shares of the Company.

Item 6.

  Indemnification of Directors and Officers.

Under the Business Corporations Act (Ontario), the Company may indemnify a present or former director or officer or a person who acts or acted at the Company's request as a director or officer of another corporation of which the Company is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Company or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Company, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the Company or such other corporation to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from the Company as a matter of right if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set forth above.

The by-laws of the Company provide that:

1.1

Standard of Care - Every director and officer of the Corporation in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Corporation and shall exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.  Every director and officer of the Corporation shall comply with the Business Corporations Act (Ontario), the regulations, articles, by-laws and any unanimous shareholder agreement.

1.2

Limitation of Liability - Provided that the standard of care required of him has been satisfied, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the monies of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the monies, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune which shall happen in the execution of the duties of his office or in relation thereto, unless the same are occasioned by his own wilful neglect or default.

1.3

Indemnity of Directors and Officers - Subject to the Business Corporations Act (Ontario), the Corporation shall indemnify a director or officer of the Corporation, a former director of officer of the Corporation or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate if,

  a)

he acted honestly and in good faith with a view to the best interests of the Corporation; and

  b)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Corporation shall indemnify such person in all such other matters, actions, proceedings and circumstances as may be permitted by the Business Corporations Act (Ontario) or the law.

1.4

Insurance - Subject to the Business Corporations Act (Ontario), the Corporation may purchase and maintain such insurance for the benefit of any person entitled to be indemnified by the Corporation pursuant to the immediately preceding section as the board may from time to time determine.

The Company has purchased third party director and officer liability insurance for the benefit of any director, officer, or certain other persons, as such, against any liability incurred by the individual in his or her capacity as a director or officer of the Company or as a director or officer of any body corporate where the individual acts or acted in that capacity at the Company’s request.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

Exhibit
Number	Description
4.1	Special Resolution of Vidatron Enterprises Ltd., filed May 1, 1990, cancelling previous Articles of Vidatron Enterprises Ltd. and substituting new Articles of Vidatron Enterprises Ltd. (1)
4.2	Certificate and Special Resolution Vidatron Enterprises Ltd., filed February 13, 1992. (1)
4.3	Certificate of Change of Name and Special Resolution of The Vidatron Group Inc., filed February 5, 1997. (1)
4.4	Special Resolution Amending the Memorandum and Articles of the Company adopted February 16, 1999. (1)
4.5	Special Resolutions Amending the Memorandum and Articles of Vidatron Entertainment Group Inc. adopted July 14, 1999. (1)
4.6	Form of Special Resolutions Amending the Memorandum and Articles of Peace Arch Entertainment Group Inc. adopted February 11, 2004 to be filed with British Columbia Registrar of Companies.(2)
4.7	Articles of Continuance. (3)
4.8	Adopted By-Law No. 1. (3)
4.9	Form of Special Resolutions Amending the Articles of the Company adopted August 24, 2005 (4)
4.10	Articles of Amendment (4)
4.11	Share Option Plan (Amended as of February 8, 2006)
5.1	Opinion of Richard K. Watson, Lawyer
23.1	Consent of PriceWaterhouseCoopers LLP
23.2	Consent of Richard K. Watson, Lawyer (included in Exhibit 5.1)
24	Power of Attorney (included on signature page to this Registration Statement)

_____________________________

(1)

Incorporated by reference to the Company’s registration statement on Form F-1 (Reg. No. 333-10354).

(2)

Incorporated by reference to the Company’s registration statement on Form 20-F for the year ended August 31, 2003.

(3)

Incorporated by reference to the Company’s registration statement on Form 20-F for the year ended August 31, 2004.

(4)

Incorporated by reference to the Company’s registration statement on Form 20-F for the year ended August 31, 2005.

Item 9.

Undertakings.

The undersigned registrant hereby undertakes:

1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

a)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

b)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b)) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

c)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)

That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5)

That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424, any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant, the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant, and any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on May 26, 2006.

Peace Arch Entertainment Group Inc.

By:

/s/ Mara Di Pasquale

Mara Di Pasquale, Chief Financial Officer

(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Mara Di Pasquale and Gary Howsam, or either of them, to execute in the name and on behalf of each such person and to file any amendment to this Registration Statement, and appoints Mara Di Pasquale and Gary Howsam, or either of them, as attorney-in-fact to sign on his or her behalf individually and in each capacity stated below, and to file any amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Juliet Jones	Director	May 26, 2006
Juliet Jones
/s/ Mara Di Pasquale	Director, Chief Financial Officer (Principal Financial and Accounting Officer)	May 26, 2006
Mara Di Pasquale
/s/ Gary Howsam	Director, Chief Executive Officer (Principal Executive Officer)	May 26, 2006
Gary Howsam
/s/ Robert Essery	Director	May 26, 2006
Robert Essery
/s/ Nelson Thall	Director	May 26, 2006
Nelson Thall
/s/ Drew Craig	Director	May 26, 2006
Drew Craig
/s/ Richard Watson	Director	May 26, 2006
Richard Watson

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed below by the undersigned, the registrant's duly authorized representative in the United States, on the 26th day of May, 2006.

Peace Arch LA, Inc.

By:

/s/ John Flock

John Flock, President

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	Special Resolution of Vidatron Enterprises Ltd., filed May 1, 1990, cancelling previous Articles of Vidatron Enterprises Ltd. and substituting new Articles of Vidatron Enterprises Ltd. (1)
4.2	Certificate and Special Resolution Vidatron Enterprises Ltd., filed February 13, 1992. (1)
4.3	Certificate of Change of Name and Special Resolution of The Vidatron Group Inc., filed February 5, 1997. (1)
4.4	Special Resolution Amending the Memorandum and Articles of the Company adopted February 16, 1999. (1)
4.5	Special Resolutions Amending the Memorandum and Articles of Vidatron Entertainment Group Inc. adopted July 14, 1999. (1)
4.6	Form of Special Resolutions Amending the Memorandum and Articles of Peace Arch Entertainment Group Inc. adopted February 11, 2004 to be filed with British Columbia Registrar of Companies.(2)
4.7	Articles of Continuance. (3)
4.8	Adopted By-Law No. 1. (3)
4.9	Form of Special Resolutions Amending the Articles of the Company adopted August 24, 2005 (4)
4.10	Articles of Amendment (4)
4.11	Share Option Plan (Amended as of February 8, 2006)
5.1	Opinion of Richard K. Watson, Lawyer
23.1	Consent of PriceWaterhouseCoopers LLP
23.2	Consent of Richard K. Watson, Lawyer (included in Exhibit 5.1)
24	Power of Attorney (included on signature page to this Registration Statement)

_____________________________

(1)

Incorporated by reference to the Company’s registration statement on Form F-1 (Reg. No. 333-10354).

(2)

Incorporated by reference to the Company’s registration statement on Form 20-F for the year ended August 31, 2003.

(3)

Incorporated by reference to the Company’s registration statement on Form 20-F for the year ended August 31, 2004.

(4)

Incorporated by reference to the Company’s registration statement on Form 20-F for the year ended August 31, 2005.